Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Election of

Jon A. Marshall and N. John Lancaster to its Board of Directors

Houston, Texas — May 25, 2010 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced the election of Mr. Jon A. Marshall and Mr. N. John Lancaster to Cobalt’s Board of Directors. The election of Messrs. Marshall and Lancaster brings the number of Directors to twelve. Their initial term as Directors is effective May 24, 2010 and will expire at Cobalt’s 2011 Annual Meeting of Stockholders, at which time they will be up for re-election.

Commenting on the elections, Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer said, “We are pleased to announce the election of Mr. Marshall and Mr. Lancaster to the Board.  Each brings diversified expertise to the Cobalt Board, which will provide tremendous value and insight as we move forward implementing our business plan.”

Mr. Marshall brings to Cobalt extensive breadth, depth, and expertise in the drilling services sector of the oil and gas industry. Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 until May 2008 and was a member of Transocean’s Board of Directors from November 2007 until December 2008.  Mr. Marshall served as a Director and Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when it merged with a subsidiary of Transocean, and served as the Executive Vice President and Chief Operating Officer of GlobalSantaFe from November 2001 until May 2003.  From 1998 to November 2001, Mr. Marshall was employed with Global Marine Inc. where he held the same position.   Mr. Marshall currently serves as a Director of Noble Corporation.  Mr. Marshall received his B.S degree from the United States Military Academy.

Mr. Lancaster joins Cobalt with significant expertise and experience in capital markets and financial transactions across the energy sector value chain.  Mr. Lancaster is currently a Managing Director of Riverstone, one of Cobalt’s controlling stockholders, and replaces Mr. Beard on the Board, who left Riverstone earlier this month.  Prior to joining Riverstone in 2000, Mr. Lancaster was a Director with The Beacon Group, LLC., a privately held firm specializing in principal investing and strategic advisory services in the energy and other industries. Prior to joining Beacon, Mr. Lancaster was a Vice President with Credit Suisse First Boston’s Natural Resources Group in Houston, Texas, where he was involved in transactions for companies in all segments of the energy industry, with an emphasis on oil services and oil and gas exploration and production. Mr. Lancaster currently serves as a Director of several private portfolio companies of Riverstone.  Mr. Lancaster received his B.B.A. from the University of Texas at Austin and his M.B.A. from Harvard Business School.

About Cobalt

Cobalt is an independent oil and gas exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Contacts

Investor Relations:

John Wilkirson

Vice President, Strategic Planning and Investor Relations

+1 (713) 452-2322

Media Relations:

Rich Smith

Vice President

+1 (713) 579-9141